UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934
Date of Report (Date of earliest event reported): August 30, 2006
WILD OATS MARKETS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-21577 Commission File Number	84-1100630 (I.R.S. Employer Identification Number)
3375 Mitchell Lane
Boulder, Colorado 80301
(Address of principal executive offices, including zip code)
(303) 440-5220
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Gregory Mays was elected Chairman of the Board of Directors of Wild Oats Markets, Inc., a Delaware corporation (the “Company”) at the July meeting of the Board. Mr. Mays was elected to the Board on July 14, 2006.
On August 30, 2006, the Company modified the terms of compensation payable to non-executive members of the Board as generally summarized below.
Tabular Summary of Director Compensation

	Annual Service Fee(1)	Annual Chairman fee(2)	Meeting participation fee(3)
Board of Directors	RSUs(4) equal in value to
	$90,000	$75,000	$3,000
Audit Committee	$10,000(2) (5)	$20,000	$2,000
Compensation Committee	$5,000(2) (5)	$10,000	$2,000
Real Estate Committee	$5,000(2) (5)	$10,000	$2,000
Nominating Committee	$2,500(2) (5)	$5,000	$2,000

(1)	One-year service period is measured from the date of Annual Meeting of Shareholders (“Annual Meeting”) each year, vesting quarterly from the date of grant, with the remainder vesting on April 30 of the following year.

(2)	Payable on the last business day of each of the Company’s fiscal quarters, convertible at the annual election of the director to vested RSUs valued at the closing price of the Company’s common stock as reported by NASDAQ (the “Closing Price”) on the trading day immediately prior to each quarterly grant date.

(3)	Board members annually may elect to convert the cash fee to a number of RSUs equal to 115% of the cash value, with the RSUs valued at the Closing Price on the last trading day prior to the relevant meeting and vested on the date of the grant.

(4)	The value of each restricted stock unit (“RSU”) is equal to the Closing Price on the trading day immediately prior to the grant date. The RSUs are exchanged for an equal number of shares of unrestricted common stock of the Company that the director will own outright. The RSU exchange for common stock occurs after expiration of a period occurring after the director’s service on the Board ends, such time period having been previously selected by the director prior to the first RSU grant to such director. The RSUs are issued from the Company’s 2006 Equity Incentive Plan and subject to the terms of the same.

(5)	The chairman of a committee does not receive the annual service fee for membership on the same committee.
additional terms of director compensation
1. Fees payable with reference to date of joining the Board.
     (a) One-time grant of stock options. A one-time grant of 20,000 stock options is made to a member on the date of joining the Board, at one share of the Company’s common stock per stock option, vesting quarterly over one year from the date of the grant, with an exercise price equal to the Closing Price on the trading day immediately prior to the date of the grant. The stock options are issued from the Company’s 2006 Equity Incentive Plan and are subject to the terms of the same. Under the former compensation arrangement new members of the Board received the stock option grant but not the RSU Annual Service Fee grant, identified in the table above, in the first year of service; under the new arrangement Board members receive both in the first year of service.

     (b) Joining on a date other than the date of Annual Meeting. Board members who join the Board after the date of the Annual Meeting will receive an Annual Service Fee for Board membership, pro rated to reflect the remaining days of service in the year ending on the anniversary date of the last Annual Meeting.
2. Pro Ration of Annual Service Fee for 2006
     (a) Annual Service Fee. To give effect to the increase in the Annual Service Fee for service on the Board, members of the Board on August 30, 2006, received a grant of RSUs equal in value to the new Annual Service Fee, pro rated to reflect the days of service remaining in the year ending on the anniversary date of the last Annual Meeting, off-set by the pro rata value of RSUs previously granted for the 2006-2007 year of service under the former Annual Service Compensation rate. New board members Hal Brice and Gregory Mays received a grant of RSUs on August 30, 2006, under the new Annual Service Fee rate, pro rated for a partial year of service.
     (b) Committee Service Fees. To give effect to the increase in the Annual Service Fee for membership on a committee of the Board, members of such committee will receive on the last day of each Company fiscal quarter a grant of RSUs equal in value to one-quarter of the Annual Service Fee for such committee, pro rated to reflect the remaining days of service in the year ending on the anniversary date of the last Annual Meeting, with the value of each RSU equal to the Closing Price on the trading day immediately prior to the grant date. The chairman of a committee receives the chairman’s fees but not the annual service fee for such committee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Wild Oats Markets, Inc. (Registrant)
	By:	/s/ Freya R. Brier
Freya R. Brier
Date: September 6, 2006		Executive Officer